Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE ANNOUNCES APPOINTMENT OF SIMON LI TO ITS BOARD OF DIRECTORS

Foster City, Calif. – January 14, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the appointment of Simon Li to its board of directors. Mr. Li is an accomplished and respected leader in the pharmaceutical and medical device industries in China and Asia, and brings to SciClone’s board more than 30 years of experience in executive management, corporate strategy, business, financial and commercial operations, regulatory compliance, medical affairs and healthcare policy in multinational companies.

“Simon joins SciClone’s board at an important and exciting time in our evolution as a leading US-based specialty pharmaceutical company focused on the China market, as we continue to put strategies in place to build revenue and profitability, strengthen and streamline our organization, increase the profitability of our product promotion business and seek new product in-licensing opportunities,” said Friedhelm Blobel, Ph.D., President and Chief Executive Officer. “Simon’s international experience and perspective, combined with his knowledge of emerging markets and success in building profitable companies and managing complex operations, will be of significant value to SciClone as we work to strengthen our position within the top echelon of multinational pharma companies in China. The management team and board of directors join me in welcoming him to the SciClone team.”

Most recently, Mr. Li served as the Global Officer and Member of the Executive Committee of Medtronic, a global medical technology company, and also held the positions of President, Greater China and Chairman of the Board, Medtronic-Weigao JV. Prior to Medtronic, Mr. Li was the International Vice President, North Asia / New Business Development, Asia Pacific / Strategic Medical Affairs, Asia Pacific with Johnson & Johnson Medical, China. Earlier in his career with J&J, he held the positions of International Vice President, North Asia, Managing Director, China and Hong Kong, and Managing Director, China. Prior to J&J, Mr. Li was President and Chief Operating Officer of the ConvaTec business with Bristol-Myers Squibb in Hong Kong. He also served as General Manager of the pharmaceutical distributor Y.C. Woo & Co., Ltd. in Hong Kong. Mr. Li’s current non-executive activities include serving on the board of directors of Shandong Weigao Group Medical Polymer, and he has received several industry honors. He earned a Bachelor of Arts degree in social sciences from the University of Hong Kong, an M.B.A. degree from Henley Management, and an advanced E.M.B.A. from Harvard Business School. He is fluent in English, Mandarin and Cantonese, and is based in Shanghai.

About SciClone

SciClone Pharmaceuticals is a US-based, China-focused specialty pharmaceutical company with a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: changes in results that may occur in completing the close of SciClone’s consolidated financial statements for fiscal year 2012 and completing the audit of SciClone’s consolidated financial statements for fiscal year 2012; the course, cost and outcome of regulatory matters; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2013; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third-party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs and SciClone’s ability to attract and retain key personnel. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.